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                                                                      EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1997        1996       1995
                                              ----------  ---------- ----------
                                                   (DOLLARS IN THOUSANDS)
Net Income Available to Common Shareholders:
  Net Income................................. $   15,164  $    4,967 $      592
  Redeemable Preferred Stock Dividends.......     (1,604)          0          0
                                              ----------  ---------- ----------
                                              $   13,560  $    4,967 $      592
                                              ----------  ---------- ----------
Weighted Average Number of Shares:
  Average common shares outstanding..........  7,569,808   4,638,926  1,300,863
  Common share equivalents resulting from
   assumed exercise of stock options.........    449,491       8,142          0
                                              ----------  ---------- ----------
                                               8,019,299   4,647,068  1,300,863
Earnings per common share.................... $     1.69  $     1.07 $     0.46
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